UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 31, 2007

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Section 8 - Other Events

Item 8.01 Other Events

On December 31, 2007, the Pennsylvania Economic Development Financing Authority (the “Authority”) issued $80,570,000 aggregate principal amount of its Exempt Facilities Revenue Bonds, Series 2007 (PPL Energy Supply, LLC Project) due December 1, 2037 (the “Bonds”) on behalf of PPL Energy Supply, LLC (“PPL Energy Supply”).  The Bonds were issued under the Trust Indenture dated as of December 1, 2007 (the “Indenture”) between the Authority and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”).  The Bonds will accrue interest from December 31, 2007 through January 31, 2008 at the initial rate of 3.20%.  Commencing February 1, 2008, the Bonds will accrue interest at Daily Rates (as defined in the Indenture) until converted to another Interest Rate Mode (as defined in the Indenture).

The Authority has loaned the proceeds of the Bonds (the “Loan”) to PPL Energy Supply pursuant to an Exempt Facilities Loan Agreement dated as of December 1, 2007 (the “Loan Agreement”) between PPL Energy Supply and the Authority. Pursuant to the Loan Agreement, PPL Energy Supply is obligated to make payments in such amounts and at such times as will be sufficient to pay, when due, the principal of and interest on the Bonds to the extent such payments are not made pursuant to the Letter of Credit (as defined below).  The proceeds of the Bonds and the Loan will be used to finance a portion of the cost of acquiring, constructing, installing, equipping and improving certain solid waste disposal facilities consisting principally of certain portions of flue gas desulfurization systems at the coal-fueled steam electric generating plants owned by PPL Brunner Island, LLC and PPL Montour, LLC, which are indirect wholly-owned subsidiaries of PPL Energy Supply (the “Project”).

Concurrently with the issuance of the Bonds and to evidence its obligations under the Loan Agreement, PPL Energy Supply delivered to the Trustee its unsecured promissory note (the “Note”).  The Note contains principal, interest and prepayment provisions corresponding to the principal, interest and redemption provisions of the Bonds.  In addition, concurrently with and as a condition to the issuance of the Bonds, PPL Energy Supply caused Wachovia Bank, National Association, to issue a direct-pay irrevocable letter of credit (the “Letter of Credit”) in the amount of $81,342,589.04 in favor of the Trustee which will permit the Trustee to draw amounts to pay principal of and interest on, and the purchase price of, the Bonds when due.  The Letter of Credit was issued pursuant to the $3,400,000,000 Second Amended and Restated Five-Year Credit Agreement (the “Credit Agreement”), dated as of May 4, 2007, among PPL Energy Supply, the Lenders Party thereto and Wachovia Bank, National Association, as Administrative Agent.  Pursuant to the Credit Agreement, PPL Energy Supply is required to reimburse any draws on the Letter of Credit within one business day of such draw.

While accruing interest at the Daily Rate, the Bonds are subject to optional and mandatory purchase, as described in the Indenture.  Bonds converted to a different Interest Rate Mode will be subject to mandatory purchase upon conversion.  Each interest rate for an Interest Rate Mode for the Bonds will be determined by the Remarketing Agent as set forth in the Indenture.  The method of determining the interest rate on the Bonds may be converted from time to time in accordance with the Indenture to a Daily Rate, a Commercial Paper Rate, a Weekly Rate, or a Term Rate.  The Bonds will be subject to optional and extraordinary optional redemption prior to maturity, and to optional and mandatory tender for purchase and remarketing in certain circumstances, all as described in the Indenture.  The Bonds also are subject to special mandatory redemption upon a determination that the interest on the Bonds would be included in the holders' gross income for federal income tax purposes.  Any such special mandatory redemption would also be at a redemption price of 100% of the principal amount thereof, without premium, plus accrued interest, if any, to the redemption date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ENERGY SUPPLY, LLC

By:	/s/ James E. Abel
James E. Abel Vice President and Treasurer

Dated:  January 2, 2008